Exhibit 99.1
SXC HEALTH SOLUTIONS ACQUIRES ZYNCHROS, INC.
- Acquisition Extends SXC’s Leadership Position In Technology-Enabled PBM Services -
Lisle, Illinois, December 22, 2008, SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of pharmacy benefit management (PBM) services, announces that it has acquired the assets of Zynchros, a privately-owned leader in formulary management solutions. The acquisition was completed as a cash transaction effective December 19, 2008, the terms of the transaction were not disclosed.
Founded in 2000, Zynchros provides a suite of on-demand formulary management tools to approximately 45 health plan and PBM customers. The zynchros.com platform helps payers to effectively manage their formulary programs, and to maintain Medicare Part D compliance of their programs. Zynchros quickly established first-mover advantage in the Medicare Part D market in 2006, and now estimates that approximately 30% of all regulatory, or compliance, filings are currently being made via their zynchros.com platform.
“Zynchros.com is by far the most advanced and widely installed solution on the market to manage formularies and maintain compliance with Medicare Part D requirements,” said Mark Thierer, President and CEO of SXC. “This acquisition further cements SXC’s leadership position as the industry’s technology-enabled PBM. As a customer of Zynchros, SXC knows first hand the value the Zynchros platform delivers. Strategically, we see significant opportunity to pull through other SXC technology and PBM services to Zynchros’ blue chip client base.”
“SXC has earned a reputation as the PBM industry’s technology leader. We are pleased to be joining the SXC family and believe that this transaction brings tremendous opportunities to our customers and employees,” said Marc Lilly, Chairman and CEO of Zynchros. “Zynchros fits hand-in-glove with SXC’s wide-range of PBM services. With the resources of a larger organization behind us, we look forward to enhancing the service experience for our customers and pursuing further innovation for the zynchros.com platform.”
Zynchros is based in Seattle, Washington, where its operations will remain.
SXC was advised by HealthCare Growth Partners, LLC on this transaction.
About Zynchros, Inc.
Founded in 2000, privately-held Zynchros serves Health Insurers, Pharmacy Benefit Managers (PBMs) and Healthcare IT vendors with a family of on-demand solutions and services. The company’s offerings are designed to simplify Medicare Part D regulatory reporting, effectively manage formulary data, and to streamline the flow of pharmacy information among healthcare constituents. Headquartered in Seattle, WA, the company’s solutions are used by many leading health insurance plans and PBMs to control pharmacy benefit costs, and to effectively leverage e-Prescribing and Electronic Medical Records (EMR) initiatives. To learn more please visit the company’s web-site at www.zynchros.com or call 1-866-ZYNCHROS (866-996-2476).
About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry. The Company’s product offerings and solutions combine a wide range of PBM services and software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as health plans, employers, Federal, provincial, and, state and local governments, pharmacy benefit managers, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with 13 locations in the US and Canada. For more information please visit www.sxc.com.
For more information, please contact:

Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations — Canada	Investor Relations — U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3206	(416) 815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com